Exhibit 5.1

December 12, 2016

Bill Barrett Corporation
1099 18th Street, Suite 2300
Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to Bill Barrett Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated December 6, 2016 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and effective on July 9, 2015 (the “Registration Statement”), relating to the offer and sale by the Company of 13,500,000 shares (the “Firm Shares”) and, upon the exercise by the Underwriters on December 8, 2016 of their option to purchase additional shares as described in the Final Prospectus Supplement, an additional 2,025,000 shares (the “Option Shares” and, collectively with the Firm Shares, the “Shares”) of the Company’s common stock, par value $0.001 per share. Capitalized terms used but not defined herein have the respective meanings given to them in the Underwriting Agreement.

The Shares are to be issued pursuant to the Final Prospectus Supplement and the Underwriting Agreement dated December 6, 2016 by and between the Company and J.P. Morgan Securities LLC (the “Underwriting Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Final Prospectus Supplement and the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.
 The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Except as expressly stated above, we express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

14240156.3